[Winston & Strawn Letterhead]




                                  July 25, 1996


Gateway 2000, Inc.
610 Gateway Drive
North Sioux City, SD 57049-2000

         Re:      Registration Statement on Form S-8 of Gateway
                  2000, Inc. (the "Registration Statement")

Ladies and Gentlemen:

                  We have acted as special counsel for Gateway 2000, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to 6,700,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, issuable upon exercise of certain stock options or other awards (collectively, the "Options") that may be issued pursuant to the Gateway 2000, Inc. 1996 Long-Term Incentive Equity Plan and the Gateway 2000, Inc. 1996 Non-Employee Directors Stock Option Plan (collectively, the "Plans").

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; and (iv) resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Shares and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the Company's Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Option prior to the issuance thereof. As to any facts material to this opinion which we did not





Gateway 2000, Inc.
July 25, 1996
Page 2


independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                  Based upon and subject to the foregoing, we are of the opinion that all Shares issued pursuant to the Plans will be, upon payment of the specified exercise price therefor (if applicable), legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                       Very truly yours,

                                       /s/ Winston & Strawn